Exhibit 21.1

                           KNIGHT TRANSPORTATION, INC.
                                  SUBSIDIARIES


1.   Knight Transportation Services, Inc., an Arizona corporation.

2.   Knight Management Services, Inc., an Arizona corporation.

3.   Knight Transportation South Central, L.P., a Nevada limited partnership.

4.   KTE/Com, LLC, a Delaware limited liability company.

5.   KTTE Holdings, Inc., a Nevada corporation.

6.   QKTE Holdings, Inc., a Nevada corporation.

7.   Quad K Leasing, Inc., an Arizona corporation.